Exhibit 3.25
Certificate of Formation
of
CRC Construction Services, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
FIRST:    The name of the limited liability company is CRC Construction Services, LLC.
SECOND:    The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801. The name of its Registered agent at such address for services of process of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is c/o The Corporate Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation on February 10, 2015

/s/ Kendrick F. Royer
Kendrick F. Royer
Assistant Secretary